BOARD COMPENSATION POLICY SurModics, Inc. (Approved: April 28, 2015)	Exhibit 10.18

Directors of SurModics, Inc. (the “Company”) that are not employed by the Company (“non-employee directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company.  The Board reserves the right to amend this policy from time to time.

A.Cash Compensation.  Beginning in fiscal 2016, each non-employee director of the Company will be entitled to receive annual cash retainers as follows:

The cash retainers set forth above will become payable quarterly in arrears on the first trading day of each calendar quarter.  The annual cash retainer shall be reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the applicable fiscal year.  If, for any reason, a director does not serve an entire calendar quarter, the cash retainers will be pro-rated based on such director’s length of service during such calendar quarter.

B.Equity Compensation.  In addition to the cash compensation described above, each non-employee director will also receive the following equity grants:

1.Initial Grant: Upon his or her initial election or appointment to the Board, each non-employee director will be awarded an equity grant having a value of $60,000, one-half of such award shall be in the form of a nonqualified stock option to purchase shares of the Company’s common stock (“Stock Options”) and the other half shall be in the form of restricted stock units (“RSUs”).

2.Annual Grant:  On the date of the Board’s first regularly scheduled meeting during each fiscal year, each non-employee director will be awarded an equity grant having a value of $60,000, one-half of such award shall be in the form of Stock Options and the other half shall be in the form of RSUs.  The value of the first annual equity grant following a director’s initial election or appointment to the Board will be pro-rated based on such director’s length of service on the Board during the preceding 12-month period.

C.Stock in Lieu of Cash. A non-employee director may elect, in a form and in a manner prescribed by the Company, to receive all or a portion of their cash retainers (“Deferred Retainers”) in the form of RSUs.  Such RSU award will be granted on the last trading day of the calendar quarter for which the applicable Deferred Retainers would have otherwise been paid, and the number of RSUs covered by such award will be determined using the fair market value of the Company’s common stock (i.e., the closing price) on such date.  Such RSUs will be fully vested as of the date of grant and will be paid in

SurModics, Inc.

Board Compensation Policy (continued)

shares of the Company’s common stock on a one-for-one basis upon the termination of the director’s service on the Board (or, if earlier and as permitted under applicable tax law, upon the occurrence of a change in control event). Any such election to receive an equity award in lieu of cash retainers must be made prior to the December 31 that precedes the calendar year during which the Deferred Retainers are earned by the non-employee director (or such earlier date as may be prescribed by the Company). A newly appointed or elected non-employee director may make such an election to receive an equity award in lieu of cash retainers at any time within 30 days after the director’s initial election or appointment to the Board, and such election will be effective for the first quarter following the quarter in which the election is received by the Company.

D.Expense Reimbursement. All non-employee directors will be entitled to reimbursement from the Company for their reasonable travel and other expenses incurred in connection with attending Board or committee meetings.

E.General Provisions.  All equity awards provided pursuant to this policy shall be granted under the Company’s 2009 Equity Incentive Plan or any successor plan designated by the Board (the “Plan”).  The terms below shall apply to all equity awards granted on or after February 17, 2014, and all such awards shall be evidenced by, and subject to the terms and conditions set forth in, a written agreement in substantially the form approved by the Board.

1.Stock Options.  The number of Stock Options granted will be determined using the Company’s Black-Scholes valuation methodology as of the date of grant.  Each Stock Option grant will (a) have a seven-year term, (b) vest ratably on a monthly basis and will become fully vested on the first anniversary of the date of grant, and (c) have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

2.Restricted Stock Units.  The number of RSUs granted will be determined using the fair market value of the Company’s common stock (i.e., the closing price) on the date of grant.  Each RSU grant will vest ratably on a monthly basis and will become fully vested on the first anniversary of the date of grant (except for RSUs granted in lieu of cash compensation which shall be fully vested as of the date of grant).

3.Dividend Equivalents.  To the extent the Company pays a dividend, each non-employee director shall have the right to receive dividend equivalents for each RSU held by such director on the record date for the payment of such dividend.  The dividend equivalents shall be treated as reinvested in an additional number of RSUs which will be determined by dividing (a) the cash amount of any such dividend that would have been paid if the RSUs held by the director were outstanding shares of Company stock by (b) the fair market value of the Company’s common stock (i.e., the closing price) on the applicable dividend payment date.

4.Stock Ownership Guidelines.  RSUs shall be considered owned, but only the extent vested, for purposes of the Company’s stock ownership guidelines applicable to non-employee directors.

5.Effect of Termination of Service.  In the event the director’s service on the Board terminates for any reason, (a) all outstanding and unvested Stock Options or RSUs shall expire and be canceled, (b) except as set forth below, all vested Stock Options shall remain exercisable for up to three months after the date of such termination of service, but not later than the date the option expires, and (c) all vested RSUs shall be settled in shares of the Company’s common stock on a one-for-one basis.  Notwithstanding the foregoing, in the event that the director’s service on the Board terminates as a result of a disability or death, the director’s guardian or legal representative may exercise the options not later than the earlier of the date the options expire or six months after the date that the director’s service ceases by reason of such disability or death.